345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990

March 9, 2006

New Dragon Asia Corp. International Chamber of Commerce Tower Suite 2808 Fuhua Three Road, PRC 518048

Re:	Registration Statement on Form S-3
File No. 333-131191

Ladies and Gentlemen:

We have acted as special counsel to New Dragon Asia Corp., a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of the resale by the selling stockholders listed therein (the “Selling Stockholders”) of: (i) (a) 7,718,750 shares of the Company’s Class A common stock, par value $.0001 per share (the “Common Stock”) issuable upon conversion of 9,500 shares of the Company’s Series B 7% Convertible Preferred Stock (the “Preferred Stock”) at an initial conversion price of $1.60 per share, (b) an indeterminate number of additional shares of Common Stock issuable upon the occurrence of certain anti-dilution events covering the Preferred Stock (the shares of Common Stock under clauses (i)(a) and (b) are referred to collectively herein as the “Conversion Shares”) and (c) 1,137,500 shares of Common Stock issuable in connection with the proper declaration and payment of dividends on the Preferred Stock (the “Dividend Shares”); (ii)(a) 3,859,375 shares of Common Stock issuable upon the exercise of warrants having a term of six years with an exercise price of $1.76 per share (the “Six Year Warrants”), (b) 463,125 shares of Common Stock issuable upon the exercise of warrants having a term of five years with an exercise price of $1.76 per share (the “Five Year Warrants”) (the shares of Common Stock under clauses (ii)(a) and (b) are referred to collectively herein as the “Warrant Shares”), and (c) an indeterminate number of additional shares of Common Stock issuable upon the occurrence of certain anti-dilution events covering the Six Year Warrants and the Five Year Warrants; and (iii) up to 3,000,000 outstanding shares of Common Stock held by a stockholder of the Company (the “Registerable Shares”).

In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the (i) Registration Statement, (ii) the Amended Articles of Incorporation of the Company, (iii) the By-Laws of the Company (iv) the Certificate of Designation of Preferences, Rights and Limitations with respect to the Preferred Stock, (iv) the Form of Warrant with respect to the Six Year Warrants, (v) the Form of Warrant with respect to the Five Year Warrants (the Six Year Warrants and the Five Year Warrants are referred to collectively herein as the “Warrants”) and (vi) certain records of the Company’s corporate proceedings. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. We also note that our opinions (to the extent they relate to the laws of Florida) are subject to the same qualifications and assumptions expressed in the opinion of Florida counsel referred to below. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.

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New Dragon Asia Corp. March 9, 2006 Page 2

Based upon and subject to the foregoing, we are of the opinion that:

(a) the Conversion Shares, when issued upon conversion of the Preferred Stock in accordance with its terms, will be validly issued, fully paid and non-assessable;

(b) the Dividend Shares, when issued, assuming such dividends on the Preferred Stock had fully accrued, that sufficient surplus was available therefore and that the proper action by the Board of Directors of the Company had been taken with respect to their declaration and payment, will be validly issued, fully paid and non-assessable;

(c) the Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable; and

(d) the Registerable Shares are validly issued, fully paid and non-assessable.

While certain members of this firm are admitted to practice in certain jurisdictions other than New York, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than New York or consulted with members of this firm who are admitted in any other jurisdictions other than New York with respect to the laws of any other jurisdiction. Accordingly, the opinions we express herein are limited to matters involving New York law and the federal laws of the United States. To the extent the opinions expressed herein relate to the laws of Florida, we have relied upon the opinion of Barnett, Bolt, Kirkwood, Long & McBride, whose opinion we believe you and we are justified in relying upon.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP